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                     March 2, 2022

       Matt Susz
       Senior Vice President, Chief Financial Officer
       JOANN Inc.
       5555 Darrow Road
       Hudson, Ohio 44236

                                                        Re: JOANN Inc.
                                                            Form 10-K for
Fiscal Year Ended January 30, 2021
                                                            Filed April 1, 2021
                                                            File No. 001-40204

       Dear Mr. Susz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services